Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS FIRST QUARTER 2019 RESULTS
PARSIPPANY, N.J., April 30, 2019 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months ended March 31, 2019. Highlights include:

•	Revenues increased 55% compared with first quarter 2018, to $468 million.

•	Net income was $21 million for the first quarter; adjusted net income was $51 million.

•	Diluted earnings per share were $0.22 and adjusted diluted EPS were $0.52.

•	Adjusted EBITDA increased 21% compared with the prior-year quarter, to $111 million.

•	Global RevPAR increased 7% year-over-year, and 1% in constant currency and excluding our 2018 acquisitions and divestitures.

•	U.S. RevPAR increased 13% year-over-year, and 1% excluding our 2018 acquisitions and divestitures.

•	System-wide rooms grew 12% year-over-year, and 3% excluding our 2018 acquisitions and divestitures.

•	Company re-affirms its previous full-year 2019 outlook.
“Our first quarter results were consistent with our expectations and included double-digit growth in adjusted EBITDA despite our decision to incur a higher proportion of our 2019 marketing expenses in the early part of the year,” said Geoffrey A. Ballotti, chief executive officer. “We remain enthusiastic about our prospects for growth, the synergies we expect from the La Quinta acquisition, and our leading presence in the economy and midscale segments of the lodging industry.”
Revenues were $468 million, compared with $302 million in the first quarter of 2018. Results reflect $169 million of incremental revenues from La Quinta. Excluding the impact from 2018 acquisitions and divestitures, revenues were consistent with last year in constant currency, primarily due to higher license, royalty and other fees, offset by lower cost-reimbursement revenues.
Net income was $21 million, or $0.22 per diluted share, compared to $39 million, or $0.40 per diluted share, in the first quarter of 2018. Prior-year results predate the Company’s spin-off and the acquisition of La Quinta and therefore included substantially lower separation-related, interest and corporate expenses.
Adjusted net income was $51 million, or $0.52 per diluted share, compared with $55 million, or $0.55 per diluted share, in the first quarter of 2018. First quarter earnings comparisons were impacted by the acquisition of La Quinta, higher interest expense, the timing of marketing expenses and the absence of $4 million of net hurricane-related insurance proceeds received during first quarter 2018. The timing-related increase in marketing expenses alone, measured relative to marketing, reservation and loyalty revenues, reduced first quarter 2019 adjusted net income by $12 million or $0.12 per diluted share. Full reconciliations of GAAP results to our non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
First quarter adjusted EBITDA was $111 million, compared with $92 million in the first quarter of 2018. Management estimates that first quarter results reflect approximately $33 million of adjusted EBITDA from La Quinta. Excluding the impact from 2018 acquisitions and divestitures, adjusted EBITDA decreased 13% in constant currency, primarily due to the timing of marketing expenses, which suppressed growth by 16 percentage points, and the absence of the net hurricane-related insurance proceeds received in first quarter 2018, which suppressed growth by 4 percentage points.
Consistent with the Company’s expectations, first quarter adjusted EBITDA represented 18% of the Company’s projected full-year adjusted EBITDA.
As of March 31, 2019, the Company’s hotel system consisted of approximately 9,200 properties and approximately 812,000 rooms, a 12% increase compared with the first quarter of 2018. Room count grew 3% year-over-year, excluding our 2018 acquisitions and divestitures. The Company’s development pipeline consisted of 1,400 hotels and approximately 181,000 rooms, a 23% year-over-year room increase, including over 25,000 La Quinta pipeline rooms and the removal of 2,000 Knights Inn pipeline rooms. The Company also increased its pipeline sequentially by 1% compared to fourth quarter 2018. Approximately 54% of the Company’s development pipeline is international and 73% is new construction.
Business Segment Discussion
The following discussion of first quarter operating results focuses on revenue and adjusted EBITDA for each of our segments.
Hotel Franchising

$ millions	2019	2018	% Change
Revenue	$269	$203	33%
Adjusted EBITDA	113	86	31%
Revenues increased 33% compared to first quarter 2018, including $61 million of incremental revenues from La Quinta. Excluding the impact from 2018 acquisitions and divestitures, revenues increased 4% in constant currency, due to higher license, royalty and other fees. Adjusted EBITDA grew 31% to $113 million, including an estimate of approximately $26 million of adjusted EBITDA from the acquisition of La Quinta. In constant currency and excluding the impact from 2018 acquisitions and divestitures, adjusted EBITDA grew 4%, reflecting the growth in revenues and lower operating expenses, partially offset by the timing of marketing expenses, which reduced adjusted EBITDA by $13 million.
Hotel Management

$ millions	2019	2018	% Change
Revenue	$197	$99	99%
Adjusted EBITDA	16	16	0%
Revenues increased $98 million compared to the prior-year period, reflecting $108 million of incremental revenues from La Quinta (including $97 million of cost-reimbursement revenues). Excluding the impact from the acquisition of La Quinta, revenues declined $10 million primarily due to lower cost-reimbursement revenues, which have no impact on adjusted EBITDA. Adjusted EBITDA was unchanged compared to the prior-year quarter, reflecting an estimate of approximately $7 million of adjusted EBITDA from La Quinta and the absence of $4 million of net hurricane-related insurance proceeds received in first quarter 2018.
Other Items
Share Repurchases - The Company repurchased approximately 874,000 shares of its common stock for $44 million in the first quarter.
La Quinta Integration - Earlier this month, the Company completed the last major milestones in its integration of La Quinta, migrating the brand’s more than 900 hotels to Wyndham’s outsourced, cloud-based central reservation and property management systems and adding La Quinta to the Wyndham Rewards loyalty program. The Company now estimates that annual synergies from the La Quinta acquisition will be $64 million to $70 million and that it will reach full run-rate synergies in third quarter 2019.
Outlook
The Company is reaffirming the following outlook for full-year 2019:

•	Revenues of $2.11 billion to $2.16 billion, an increase of 13% to 16%.

•	Adjusted net income of $301 million to $313 million.

•	Adjusted EBITDA of $605 million to $620 million, a year-over-year increase of 19% to 22%.

•	Rooms growth of 2% to 4%.

•	Organic RevPAR growth of 1% to 3% in constant currency.
The Company increased its outlook for adjusted diluted EPS by two cents, to $3.07 to $3.19, based on an adjusted share count of 98.2 million, which reflects first quarter share repurchases and excludes future repurchases. The Company is providing an outlook for net income, EBITDA and EPS only on a non-GAAP, adjusted basis because it is unable to predict with reasonable certainty the occurrence or amount of potential adjustments that may arise in the future.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Tuesday, April 30, 2019 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at www.investor.wyndhamhotels.com. The conference call may also be accessed by dialing 877 876-9174 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website for approximately 90 days beginning at noon ET on April 30, 2019. A telephone replay will be available for approximately ten days beginning at noon ET on April 30, 2019 at 800 374-0934.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.

About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company, with approximately 9,200 hotels across more than 80 countries on six continents.  Through its network of approximately 812,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 20 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel Inn & Suites®, La Quinta®, Wingate®, AmericInn®, Hawthorn Suites®, The Trademark Collection®, and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services, with more than 400 properties under management. The Company’s award-winning Wyndham Rewards loyalty program offers over 75 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time Wyndham Hotels makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to Wyndham Hotels’ current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, the performance of financial and credit markets, the economic environment for the hospitality industry, operating risks associated with the hotel franchising and management businesses, the impact of war, terrorist activity or political strife, risks related to our spin-off as a newly independent company, risks related to the acquisition and integration of La Quinta, risks related to our ability to obtain financing and the terms of such financing, and the timing and amount of future share repurchases and dividends, as well as the risks described in Wyndham Hotels’ most recent Annual

Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. Except as required by law, Wyndham Hotels undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.

# # #

Contacts Investors: Matt Capuzzi Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Jane Danese Senior Manager, Corporate Communications 973 753-7577 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
SUMMARY DATA SHEET
($ in millions, except per share and RevPAR data)

	Three Months Ended March 31,
	2019	2018	Change
Income Statement and Other Items

Net revenues	$468	$302	55%
Income before income taxes	26	55	(53%)
Net income	21	39	(46%)
Earnings per share - diluted	$0.22	$0.40	(45%)

Adjusted Earnings Metrics (non-GAAP)
Adjusted EBITDA	$111	$92	21%
Adjusted pretax income	64	74	(14%)
Adjusted net income	51	55	(7%)
Adjusted earnings per share - diluted	$0.52	$0.55	(5%)

Segment Results

Net Revenues
Hotel Franchising	$269	$203	33%
Hotel Management	197	99	99%
Total Reportable Segments	466	302	54%
Corporate and Other	2	—	NM
Total Company	$468	$302	55%

Adjusted EBITDA
Hotel Franchising	$113	$86	31%
Hotel Management	16	16	0%
Total Reportable Segments	129	102	26%
Corporate and Other	(18)	(10)	NM
Total Company	$111	$92	21%

Key Operating Statistics

Total Company (a)
Number of properties	9,161	8,336	10%
Number of rooms	812,100	723,000	12%
RevPAR (b)	$36.21	$33.95	7%
Average royalty rate	3.84%	3.59%	25 bps

United States (c)
Number of properties	6,358	5,675	12%
Number of rooms	506,600	437,200	16%
RevPAR	$40.56	$35.91	13%
Average royalty rate	4.59%	4.46%	13 bps

	As of March 31, 2019
Balance Sheet Items
Cash (d)	$284
Debt	2,136
Shareholders' equity	1,364

(a)
2019 metrics include the impact of the La Quinta acquisition as well as the Knights Inn divestiture. Excluding these transactions, number of properties and number of rooms grew 3% from a year earlier, RevPAR declined 2%, and average royalty rate increased 2 bps.

(b)	Amounts reflect currency exchange movements. Excluding such movements, the impact of the La Quinta acquisition and the Knights Inn divestiture, RevPAR increased 1%.

(c)
2019 metrics include the impact of the La Quinta acquisition as well as the Knights Inn divestiture. Excluding these transactions, number of properties increased 2% and number of rooms were unchanged from a year earlier, RevPAR grew 1%, and average royalty rate was unchanged.

(d)	Includes $205 million of cash which is expected to be paid this year to tax authorities and/or CorePoint Lodging Inc., related to the La Quinta acquisition.

See Table 5 for definitions and reconciliations of non-GAAP measures.
See our website (www.investor.wyndhamhotels.com) for further information related to drivers and operating statistics.

Table 2
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net revenues
Royalties and franchise fees	$101	$82
Marketing, reservation and loyalty	113	84
Hotel management	39	30
License and other fees	29	17
Cost reimbursements	155	66
Other	31	23
Net revenues	468	302

Expenses
Marketing, reservation and loyalty	129	84
Operating	43	41
General and administrative	34	22
Cost reimbursements	155	66
Depreciation and amortization	29	19
Separation-related	21	12
Transaction-related, net	7	2
Total expenses	418	246

Operating income	50	56
Interest expense, net	24	1

Income before income taxes	26	55
Provision for income taxes	5	16
Net income	$21	$39

Earnings per share
Basic	$0.22	$0.40
Diluted	0.22	0.40

Weighted average shares outstanding
Basic	97.9	99.8
Diluted	98.2	99.8

Table 3
WYNDHAM HOTELS & RESORTS
CASH FLOWS
(In millions)

	Three Months Ended March 31,
	2019	2018
Net cash provided by operating activities	$7	$16
Net cash used in investing activities	(11)	—
Net cash used in financing activities	(78)	(1)
Effect of changes in exchange rates on cash and cash equivalents	—	(1)
Net increase (decrease) in cash and cash equivalents	$(82)	$14

Free Cash Flow:
We define free cash flow to be net cash provided by operating activities less property and equipment additions, which we also refer to as capital expenditures:
	Three Months Ended March 31,
	2019	2018
Net cash provided by operating activities (a)	$7	$16
Less: Property and equipment additions (b)	(9)	(14)
Free cash flow	$(2)	$2

(a)	Includes $32 million and $5 million of transaction-related and separation-related cash outlays in 2019 and 2018, respectively.

(b)
Includes $1 million and $7 million of capital expenditures in 2019 and 2018, respectively, at the Company’s owned hotel in Puerto Rico, all of which were reimbursed by insurance proceeds in 2018 that were not considered a component of free cash flow. 2019 also includes $5 million of capital expenditures related to the integration of La Quinta.

We believe free cash flow to be a useful operating performance measure to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions, development advances and equity investments, as well as our ability to return cash to shareholders through dividends and share repurchases. A limitation of using free cash flow versus the GAAP measures of net cash provided by operating activities, net cash used in investing activities and net cash provided by financing activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.

Table 4
WYNDHAM HOTELS & RESORTS
SYSTEM SIZE

	Three Months Ended March 31,
	2019	2018
Beginning Room Count (January 1)
United States	506,100	440,100
International	303,800	288,100
Total	809,900	728,200

Additions
United States	5,800	3,800
International	5,900	5,000
Total	11,700	8,800

Deletions
United States	(5,300)	(6,700)
International	(4,200)	(7,300)
Total	(9,500)	(14,000)

Ending Room Count (March 31) (a)
United States	506,600	437,200
International	305,500	285,800
Total	812,100	723,000

(a)
2019 includes 89,600 La Quinta rooms (87,500 U.S. and 2,100 international); La Quinta was acquired in May 2018. 2018 includes 21,200 Knights Inn rooms (20,100 U.S. and 1,100 international); Knights Inn was divested in May 2018.

Table 5
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS AND DEFINITIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA provides useful information to investors about us and our financial condition and results of operations because adjusted EBITDA is among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and because adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

Reconciliation of Net Income to Adjusted EBITDA:
	Three Months Ended March 31,
	2019	2018
Net income	$21	$39
Provision for income taxes	5	16
Depreciation and amortization	29	19
Interest expense, net	24	1
Stock-based compensation expense	3	3
Separation-related expenses	21	12
Transaction-related expenses, net	7	2
Foreign currency impact of highly inflationary countries (a)	1	—
Adjusted EBITDA (b)	$111	$92

(a)	Relates to the foreign currency impact from hyper-inflation in Argentina.

(b)
Adjusted EBITDA from 2018 acquisitions and divestitures was $33 million and $1 million during the three months ended March 31, 2019 and 2018, respectively. The impact from currency exchange movements was ($2) million to revenues and ($1) million to Adjusted EBITDA during the three months ended March 31, 2019 compared to the same period in 2018.

Definitions
Adjusted EBITDA: Represents net income excluding interest expense, depreciation and amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related expenses (acquisition-, disposition-, or separation-related), foreign currency impacts of highly inflationary countries, stock-based compensation expense, early extinguishment of debt costs and income taxes. Beginning with the third quarter of 2018, our calculation of adjusted EBITDA excludes the currency effects of hyper-inflationary countries. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which the Company receives a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS AND DEFINITIONS
(In millions, except per share data)

In addition to GAAP financial measures, the Company provides adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. This non-GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:
	Three Months Ended March 31,
	2019	2018
Diluted EPS	$0.22	$0.40

Net income	$21	$39

Adjustments:
Separation-related expenses (a)	21	12
Transaction-related expenses, net (b)	7	2
Foreign currency impact of highly inflationary countries (c)	1	—
Acquisition-related amortization expense (d)	9	5
Total adjustments before tax	38	19
Income tax provision	8	4
Total adjustments after tax	30	15
Adjusted net income	$51	$55
Adjustments - EPS impact	0.30	0.15
Adjusted diluted EPS	$0.52	$0.55

Diluted weighted average shares outstanding	98.2	99.8

Note: Amounts may not add due to rounding.

(a)	Represents costs associated with our spin-off from Wyndham Worldwide.

(b)	Primarily relates to costs incurred in connection with the Company’s acquisition of La Quinta.

(c)	Relates to the foreign currency impact from hyper-inflation in Argentina, which is reflected in operating expenses on the Consolidated Statements of Income.

(d)	Reflected in depreciation and amortization on the Consolidated Statements of Income.

Table 6
WYNDHAM HOTELS & RESORTS
2019 OUTLOOK
As of April 30, 2019
(In millions, except per share data)

	2019 Outlook		2018 Actual
Revenues	$2,110 - 2,160		$1,868
Adjusted EBITDA	605 - 620		507
Depreciation and amortization expense (a)	70 - 74		69
Stock-based compensation expense	16 - 18		9
Interest expense, net	102 - 106		60
Adjusted pretax income	411 - 428		369
Income tax expense	110 - 115	(b)	99
Adjusted net income	$301 - 313		$270

Adjusted diluted earnings per share	$3.07 - 3.19		$2.71

Diluted shares	98.2	(c)	99.8

Year-over-Year Growth (d)
Global RevPAR	5% - 7%		9%
Organic global RevPAR	1% - 3%	(e)	4%	(f)
Number of rooms	2% - 4%		11%	(g)

(a)	Excludes amortization of acquisition-related intangible assets.

(b)	Outlook assumes an effective tax rate of approximately 27%.

(c)	Excludes the impact of any share repurchases after March 31, 2019.

(d)	In constant currency. A glossary of terms is included in Table 5.

(e)	Includes a brand (La Quinta) once it has been owned for one year. Excludes Knights Inn from the 2018 base.

(f)	Excludes both La Quinta and Knights Inn.

(g)	Number of rooms increased 2% in 2018 excluding acquisitions and divestitures.